EXHIBIT 99.1

Primerica Names Robert H. Peterman, Jr. as Successor to Chief Operating Officer

DULUTH, Ga., Sept. 24, 2024 - Primerica, Inc. (NYSE:PRI), a leading provider of financial services and products to middle-income families in the United States and Canada, today announced the appointment of Robert H. Peterman Jr. to the role of Executive Vice President and Chief Operating Officer, reporting to the company’s Chief Executive Officer, Glenn Williams, beginning on October 1, 2024. Gregory C. Pitts, the Company’s current Executive Vice President and Chief Operating Officer, informed the Company of his intention to retire after forty years of service on or about April 1, 2025, and he will relinquish the Chief Operating Officer title effective October 1, 2024.

“For over four decades, Greg Pitts has provided high-impact leadership to Primerica. No task has been too difficult, and no responsibility has been too large for him to engage and lead. Greg is a role model to others and one of his greatest accomplishments has been developing a team of leaders who will continue his standard of excellence years into the future,” said Glenn Williams, Primerica CEO.

Williams continued, “Primerica is fortunate to have tremendous depth of leadership talent within our organization. This allows us to make a seamless transition by naming a long-tenured, respected leader with Mr. Peterman’s experience as our new Chief Operating Officer. Bobby also brings over 40 years of experience at Primerica to his expanded role. His leadership is felt throughout our organization today and he is considered a strategic thought leader by our sales force and our Home Office team.”

Most recently, Peterman served as the Executive Vice President and Chief Distribution Officer since March 2023 and previously served as Chief Marketing Officer from June 2018 to March 2023 and President of Primerica Distribution from December 2013 to June 2018. He oversaw recruiting, licensing, education, field compensation, and decision support. In 2005, he became Executive Vice President, leading the Company’s “Grow the Sales Force” initiative. He also served as CEO of Primerica’s New York life Insurance subsidiary from January 2017 to June 2018. Mr. Peterman joined the Company in October 1984 and has held various leadership roles throughout his tenure.

“I am proud to be part of Primerica, a company that places the well-being of our clients, field, and home office at the heart of everything we do”, said Mr. Peterman. “With many years of dedication and commitment, I have witnessed firsthand how our values nurture growth and build strong relationships. I look forward to an even brighter future as our team is united by our mission.”

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial products and services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured approximately 5.7 million lives and had approximately 2.9 million client investment accounts on December 31, 2023. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in the United States and Canada in 2023. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Public Relations
Susan Chana, 404-229-8302

susan.chana@primerica.com

Investor Relations
Nicole Russell, 470-564-6663

nicole.russell@primerica.com